For Release 8:30 a.m. Eastern                 Company      Steve Williamson
Monday, October 26, 2009                      Contact:        (580) 436-1234

Pre-Paid Legal Announces 2009 Third Quarter Results -- -- -- ADA, OK, October 26, 2009 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced results for the third quarter ended September 30, 2009. As previously disclosed, due to the 21% increase in new membership fees written during the third quarter of 2009 vs. the comparable 2008 quarter, we expected and incurred an increase in commission expense of approximately $3.0 million for the 2009 third quarter and a corresponding decline in earnings. As a result, net income for the third quarter of 2009 decreased 25% to $10.8 million from $14.4 million for the prior year's third quarter. Diluted earnings per share decreased 20% to $0.99 per share from $1.23 per share for the prior year's comparable quarter due to a decrease in net income of 25% partially offset by a 7% decrease in the weighted average outstanding shares. Membership fees in the third quarter of 2009 decreased 4% to $105.4 million from $109.3 million for the same period last year.

Membership revenues for the first nine months of 2009 decreased 3% to $317.9 million vs. $327.8 million for the first nine months of 2008. Net income for the first nine months of 2009 decreased 4% to $43.7 million vs. $45.4 million for the first nine months of 2008. Diluted earnings per share for the first nine months of 2009 increased 5% to $3.95 vs. $3.77 for the comparable 2008 period. Diluted earnings per share increased 5% while net income decreased 4% due to an 8% decrease in the weighted average number of outstanding shares.

Net cash provided from operating activities increased 9% to $48.4 million for the first nine months of 2009 from $44.3 million for 2008 primarily due to higher income taxes paid during the 2008 period. During the first nine months of 2009, we returned $14.8 million to shareholders through the repurchase of 451,486 shares of common stock, at an average per share price of $32.84. Since April 1999, we have returned $422.0 million to shareholders through the purchase of 14.2 million shares, average price of $29.72 per share, and $17.1 million in dividends for a combined total of $439.1 million representing more than 100% of our net earnings during the same timeframe. At September 30, 2009, we had $41.8 million of debt outstanding and $73.5 million in cash and cash equivalents and unpledged investments.

Third quarter 2009 membership fees decreased $81,000 to $105.4 million from $105.5 million for the second quarter of 2009. Associate services revenues increased during the 2009 third quarter by approximately $1.7 million to $7.6 million from $5.9 million for the 2009 second quarter and associate services and direct marketing expenses increased by $1.3 million during the same period. Membership benefits totaled $36.0 million in both the third and second quarters of 2009 and represented 34% of membership fees for both periods. Commissions to associates totaled $36.7 million in the 2009 third quarter compared to $29.3 million for the 2009 second quarter and represented 35% and 28%, respectively, of membership fees for the two periods. General and administrative expenses decreased $309,000 during the 2009 third quarter to $12.6 million compared to $12.9 million for the 2009 second quarter and represented 12% of membership fees for both periods. This decrease in general and administrative expenses included decreases in legal fees, employee costs and consulting fees which were partially offset by increases in postage and bank service charges.

We will conduct a conference call to present the third quarter results on Wednesday, October 28, 2009, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 325-4752. Audio replay will be available beginning at 11:30 a.m. Eastern Time on October 28, 2009 and will run through midnight Wednesday, November 4, 2009 by dialing (719) 457-0820; pass code for the replay is 4294840. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

The Company expects to file its quarterly report on Form 10-Q for the three months ended September 30, 2009 later this week.

About Us

We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of more than 50 independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms. More information about us and our products can be found at our homepage at http://www.prepaidlegal.com.

Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section  21E  of  the  Securities  Exchange  Act of  1934.  The  forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we may have compromises of our information security, that during an economic downturn in the economy consumer purchases of discretionary items may be affected which could materially harm our sales, retention rates, profitability and financial condition, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase our employee group membership sales and that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales. Please refer to pages 15 - 17 of our 2008 Form 10-K and pages 7 and 8 of our June 30, 2009 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.

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


                          PRE-PAID LEGAL SERVICES, INC.
                        Financial Highlights (Unaudited)

             (Dollars and shares in 000s, except per share amounts)

                                                                           Three Months Ended         Nine Months Ended
                                                                              September 30,             September 30,
                                                                         ------------------------  ------------------------
                                                                            2009         2008         2009         2008
                                                                         -----------  -----------  -----------  -----------
Revenues:
  Membership fees....................................................    $ 105,435    $ 109,268    $ 317,856    $ 327,784
  Associate services.................................................        7,624        6,236       18,814       18,582
  Other..............................................................          888        1,019        2,790        3,215
                                                                         -----------  -----------  -----------  -----------
                                                                           113,947      116,523      339,460      349,581
                                                                         -----------  -----------  -----------  -----------
Costs and expenses:
  Membership benefits................................................       35,991       37,587      108,209      112,699
  Commissions........................................................       36,676       33,678       93,023       95,698
  Associate services and direct marketing............................        7,827        5,358       21,132       17,991
  General and administrative.........................................       12,613       12,531       38,918       38,866
  Other, net.........................................................        2,361        3,043        6,495       10,136
                                                                         -----------  -----------  -----------  -----------
                                                                            95,468       92,197      267,777      275,390
                                                                         -----------  -----------  -----------  -----------

Income before income taxes...........................................       18,479       24,326       71,683       74,191
Provision for income taxes...........................................        7,648        9,884       27,960       28,751
                                                                         -----------  -----------  -----------  -----------
Net income...........................................................    $  10,831    $  14,442    $  43,723    $  45,440
                                                                         -----------  -----------  -----------  -----------

Basic earnings per common share......................................    $     .99    $    1.23    $    3.96    $    3.77
                                                                         -----------  -----------  -----------  -----------

Diluted earnings per common share....................................    $     .99    $    1.23    $    3.95    $    3.77
                                                                         -----------  -----------  -----------  -----------

Weighted average number of shares:
  Basic..............................................................       10,967       11,746       11,048       12,039
  Diluted............................................................       10,983       11,763       11,061       12,058

Net cash provided by operating activities............................   $   12,893   $   16,660   $   48,409   $   44,318
Net cash provided by (used in) investing activities..................   $    2,477   $   (2,373)  $   (3,263)  $   (4,255)
Net cash used in financing activities................................   $   (5,554)  $  (16,008)  $  (32,794)  $  (43,554)
                                                        ###
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